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Rule 10f-3 Transactions (Purchase of Securities by Portfolio From an
Underwriting Syndicate in which an Affiliate is a Member)

"October 1, 2000 through December 31, 2000"

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TRADE	AMOUNT OF 	PARTICIPATING	PRICE		AMT		PURC.
DATE	UNDERWRITING	OFFER	FUND/s	PER SHARE	PURC.		FROM

10/3/00 Informax	"5,000,000"	Eqty Growth 	16.00 	600  BearStrns
					Focus Equity	16.00 	3000 BearStrns


10/4/00	Advanced Switching "6,250,000"	Eqty Growth 	15.00 200  Hmbrt&Qust
					Focus Eqty	15.00 1000 RbertSteph


10/4/00	"Coach, Inc."	"7,380,000"	Eqty Growth 	16.00 	1500 Prudtl
					Focus Eqty	16.00 	7600 Goldman


10/10/00 WH Energy Svs.	"10,000,000"	Eqty Growth 	16.50 	"1,500"	DLJ
					Focus Eqty	16.50 	"7,600"	S&Co.


10/12/00 ChinaPetrol "15,941,464,000" Asian Grwth 	0.21 	2282000 chase
         				Eme Mrkts	0.21 	2126000	Chase


10/31/00 ChinaMobile "923,521,065"   Asian Growth	6.15 	102000	ML
				    EmergingMarkets		6.15	66000	ML


11/03/00 Optical Communication Products	"10,500,000"	Eqty Growth	11.00
 	"5,100"	JP Morgan Securities
	Focus Equity	11.00 	"25,400"	Warburg Dillon Reed


11/06/00 Transmeta	"13,000,000"	Equity Growth	21.00 	300
	Montgomery Securities Focus Equity	21.00 	"1,600"	Cowen & Company


11/15/00 Curagen	"4,000,000"	Eqty Grwth 42.25 "1,700" Bear Sterns


11/17/00	Deutsche Post World Net	"278,200,000"
		International Magnum	17.90 	"47,561"
		Deutsche Bank/Warburg Dillon Reed
		European Equity	17.90 	"14,882"
		Deutsche Bank/Warburg Dillon Reed



All Transactions were completed in accordance with rule 10f-3.

All prices in US$ unless otherwise noted.

"*VAN KAMPEN SERIES FUND, INC."


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